APPENDIX A
2017 RESTRICTED UNITS PROVISIONS
As of March 15, 2017, you were granted restricted units (“Restricted Units”) that, subject to the satisfaction of the applicable terms and conditions related to such Restricted Units, including, but not limited to, the satisfaction of the applicable service vesting conditions specified below, will entitle you to receive a cash amount based on the Tangible Book Value of Protective Life Corporation (the “Company”). You have also received a Restricted Unit Award Letter (“Award Letter”), which together with these 2017 Restricted Units Provisions (“Provisions”), constitutes your “Restricted Unit Award.”
1.    Award.
(a)General Provisions. The number of Restricted Units that you have been awarded, and the Grant Date of the Restricted Units, are set forth in your Award Letter.
(b)Definitions. For purposes of these Provisions, the following terms shall have the following meanings:
“Board” shall mean the Board of Directors of the Company.
“Change in Control” shall mean the occurrence of one or more of the following: (i) any one person or more than one person acting as a group (as provided in Code Section 409A) other than Parent or any of its affiliates (such person or group, an “Acquiring Person”) acquires beneficial ownership of the Company's stock (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) that, together with stock previously held by the Acquiring Person, constitutes more than 50% of the total fair market value or more than 50% of the total voting power of the Company, or (ii) an Acquiring Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Acquiring Person) assets from the Company that have a total gross fair market value equal to or more than 80% of the total gross fair market value of the Company's assets immediately before such acquisition or acquisitions.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.
“Committee” shall mean the Compensation and Management Succession Committee of the Board (or such other committee of the Board as the Board shall designate from time to time) or any subcommittee thereof.
“Merger” means the merger of another subsidiary of Dai-ichi Life Insurance Company, Limited, with and into the Company as of February 1, 2015.
“Participant” shall mean each person (including you) employed by the Company, or a Subsidiary, who is selected by the Committee to receive a Restricted Unit Award under these Provisions.
“Parent” shall mean The Dai-ichi Life Insurance Company, Limited or any successor thereto.
“PL Tangible Book Value” shall mean the Company's consolidated GAAP book value of equity less accumulated other comprehensive income, less goodwill created by the Merger (net of impairments), less other intangible assets created by the Merger (net of deferred taxes, accumulated amortization, and impairment), plus all dividends paid in excess of planned amounts during the vesting period, plus any lost income (determined based on the 30 year treasury rate) on dividends in excess of planned amounts (plus any management fee paid to the Parent).
“PL Tangible Book Value Per Unit” as of any date shall mean the quotient of (i) PL Tangible Book Value as of the most recent audited balance sheet date last preceding the date of determination divided by (ii) the Total PL Units as of the date of determination.

“Subsidiary” shall mean any corporation of which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power of all classes of stock of such corporation and any other business organization, regardless of form, in which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined equity interests in such organization.
“Total PL Units” shall be the number of units equal to (i) the number of units determined by dividing (x) PL Tangible Book Value as of the most recent audited balance sheet from the date last preceding January 1, 2017 by (y) $100; plus (ii) the number of units determined by dividing (A) the dollar amount or value of any capital contribution made to the Company directly or indirectly by the Parent during the award period by (B) the PL Tangible Book Value Per Unit determined as of the date of the most recent audited balance sheet preceding the date the capital contribution is made.
2.    Vesting and Payment of Restricted Units.
(a)General Vesting Rule. Unless vested on an earlier date as provided in these Provisions, 50% of your Restricted Units will vest on December 31, 2019, and the remaining 50% of your Restricted Units will vest on December 31, 2020, subject in each case to your continued employment through such date (except as otherwise provided in Section 4 below).
(b)Payment of Restricted Units. Restricted Units that become vested in accordance with Section 2(a) shall be settled in cash following (but not later than the March 15 immediately following) the date as of which such Restricted Units become vested based on the PL Tangible Book Value Per Unit.
3.Change in Control. In the event of a Change in Control, all of your Restricted Units will immediately vest and shall be settled in cash, based on the PL Tangible Book Value Per Unit, within 60 days following the date on which the Change in Control occurs.
4.Termination of Employment.
(a)Death, Disability or Normal Retirement. If your employment is terminated by death, disability (as determined in accordance with generally applicable Company policies) or by retirement on or after normal retirement age under the terms of the qualified Protective Life Corporation Pension Plan (the “Pension Plan”), your Restricted Units will vest in full.
(b)Early Retirement. Unless the Committee determines to provide for treatment that is more favorable to you on such terms and conditions as the Committee may determine, if your employment with the Company and its Subsidiaries terminates due to retirement on or after early retirement eligibility but before normal retirement age under the terms of the Pension Plan, a pro-rated portion of your Restricted Units will immediately vest. The portion of your Restricted Units that would otherwise have become vested based on employment through each of December 31, 2019 and December 31, 2020 will be separately calculated by multiplying (1) the number of unvested Restricted Units that would become vested at the applicable date by (2) a fraction, the numerator of which is the number of complete and partial calendar months between January 1, 2017 and your retirement date, and the denominator of which is (x) 36, in the case of the portion of the Restricted Units that would become vested at December 31, 2019, and (y) 48, in the case of the portion of the Restricted Units that would become vested at December 31, 2020. Any Restricted Units that do not vest upon your early retirement pursuant to the preceding sentence will be forfeited.
(c)Special Termination. If your employment is terminated by reason of (1) the divestiture of a business segment or a significant portion of the assets of the Company, or (2) a significant reduction by the Company in its salaried work force, the determination of whether, to what extent, and on what conditions any payment shall be made with respect to any unvested portion of your Restricted Unit Award shall be at the discretion of the Committee. Any portion of your Restricted Units that the Committee determines is not eligible for payment under this Section 4(c) shall be forfeited as of the date your employment terminates.
(d)Other Termination. Unless the Committee determines to provide for treatment that is more favorable to you on such terms and conditions as the Committee may determine, if your employment is terminated for any reason not set forth in Sections 4(a), (b) or (c) prior to the applicable vesting dates specified in Section 2(a), your unvested Restricted Units will be forfeited.

(e)Termination for Cause. Unless the Committee determines to provide for treatment that is more favorable to you on such terms and conditions as the Committee may determine, if your employment is terminated for Cause prior to the date your Restricted Units are paid pursuant to Section 2(b) (the “Payment Date”), all of your vested and unvested Restricted Units will be forfeited. For purposes of this award, “Cause” shall mean (1) your conviction or plea of nolo contendere to a felony; (2) an act or acts of extreme dishonesty or gross misconduct; or (3) violation of the Company's Code of Business Conduct.
(f)Payment of Vested Restricted Units. Any Restricted Units that become vested under this Section 4 by reason of your termination of employment prior to the date such Restricted Units would otherwise have become vested pursuant to Section 2(a) shall nonetheless be payable at the same time and in the same manner as they would have been paid under Section 2(b) if you had remained in the Company's employment through each of the applicable dates specified in Section 2(a).
5.    Federal Income Tax Consequences.
(a)General. The following description of the federal income tax consequences of the Restricted Units is based on currently applicable provisions of the Code, and is only a general summary. The summary does not discuss state and local tax laws, which may differ from the federal tax law, or federal estate, gift and employment tax laws. You are urged to consult with your own tax advisor regarding the application of the tax laws to your particular situation.
(b)Grant of Restricted Units. This grant of Restricted Units will not subject you to federal income tax.
(c)Payment of Restricted Units. You will recognize ordinary income for federal income tax purposes on the Payment Date, unless you have made an effective election under the Company's Deferred Compensation Plan for Officers (“Deferred Compensation Plan”), as discussed in Section 5(d). The amount of income recognized will be equal to the aggregate amount of cash paid.
(d)Deferred Compensation Plan. You may elect to defer payment in respect of your vested Restricted Units, and the recognition of taxable income with respect to such payment, by making deferral elections under the Deferred Compensation Plan. If you make effective deferral elections, you will recognize ordinary income when the amount derived from the deferred portion of your Restricted Units payment is paid from the Deferred Compensation Plan, in an amount equal to the amount of cash paid. You will be provided with more information about this deferral opportunity and the Deferred Compensation Plan.
(e)ERISA. This Restricted Unit Award is not qualified under Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
6.    Tax Withholding. The Company will withhold from your Restricted Units payment (or your payment from the Deferred Compensation Plan, if you have made deferral elections under that plan in respect to your Restricted Units) an amount in cash sufficient to satisfy any applicable federal, state and/or local tax withholding obligations.
7.    Non-transferability of Restricted Units. Your Restricted Units may not be assigned, pledged, or otherwise transferred, except upon your death by the laws of intestacy or descent and distribution.
8.    Beneficiary Designations. You may name a beneficiary or beneficiaries (who must be members of your family and who may be named contingently or successively) with respect to your rights under your Restricted Unit Award (including the right to receive any payment in respect of your Restricted Units after your death) by submitting a written beneficiary designation in a form acceptable to the Company. Any such designation will be effective only when filed with the Company's Chief Financial Officer and Controller (or such other person as the Company may designate) before your date of death, and will (unless specifically set forth therein) revoke all prior designations. If there is no beneficiary designation in effect on the date of your death, your beneficiary will be your surviving spouse or, if you have no surviving spouse, your estate.

9.Administration of the Award. Restricted Unit Awards subject to these Provisions shall be administered by the Committee, which shall have the authority to select the Participants, to determine the awards to be made to each Participant, and to determine the conditions subject to which awards will become payable under these Provisions. Notwithstanding anything else contained herein to the contrary, the Committee may delegate any and all of its duties and responsibilities in respect of all Participants other than the Chief Executive Officer and all members of the Company's Performance and Accountability Committee to a committee of officers comprised of the Chairman and Chief Executive Officer; the President and Chief Operating Officer; the Executive Vice President, Chief Legal Officer and Secretary; the Executive Vice President and General Counsel; the Executive Vice President, Finance and Risk; and the Executive Vice President and Chief Administrative Officer. In the event that, at any time any of the aforementioned offices shall be vacant (or the title associated with such position shall be changed), the person performing the duties of such position shall serve on such officer's committee.
The Committee shall have full power to administer and interpret, and to adopt such rules and regulations consistent with the terms of, these Provisions as the Committee deems necessary or advisable in order to carry out such provisions. Except as otherwise provided herein, the Committee's interpretation and construction of these Provisions and its determination of any conditions applicable to Restricted Unit Awards or the granting of Restricted Unit Awards to specific Participants shall be conclusive and binding.
The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or a Subsidiary) as it may deem desirable for the administration of these Provisions and may rely upon any opinion received from any such counsel, consultant or agent and any computation received from any such consultant or agent. All expenses incurred in the administration of these Provisions, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with any Restricted Unit Awards under these Provisions other than as a result of such individual's willful misconduct.
10.Amendment. By action of the Board or the Committee, the Company may from time to time amend, terminate or discontinue these Provisions at any time, but no amendment, termination or discontinuance of these Provisions will unfavorably affect any Restricted Unit Award previously granted.
11.Effect on Employment and Other Benefits. Receipt of a Restricted Unit Award under these Provisions does not give any Participant any right to receive awards in the future or to continue in the employ of the Company and its subsidiaries, and Restricted Unit Award recipients are subject to discipline and discharge in the same manner as any other employee. Subject to the terms of the applicable plans, income recognized as a result of any payment in respect of Restricted Units will not be included in the formula for calculating benefits under the Company's Pension Plan, 401(k), and disability Plans.
12.Cooperation in Litigation. By accepting a Restricted Unit Award subject to these Provisions, you agree that after your employment terminates (regardless of the reason), you will cooperate fully with the Company in connection with any current or future claims, lawsuits, arbitrations, proceedings, examinations, inquiries or investigations involving the Company that relate to your service with the Company. This includes being available on reasonable notice for interviews and other communications with the Company's counsel in connection with any such matter and appearing at the Company's request (and without a subpoena) to be deposed or to give testimony.
13.Non-Solicitation Agreement. By accepting a Restricted Unit Award subject to these Provisions, you agree that for one year beginning on the date your employment terminates (regardless of the reason), you will not (directly or indirectly) hire, solicit for hire, or assist others in hiring or soliciting for hire, any employee of the Company or its subsidiaries (“Company Employees”). This provision shall not apply if you worked in, or were a resident of, the state of California when your employment terminated. This provision shall not prohibit you or a future employer of yours from hiring, soliciting for hire, or assisting others in hiring or soliciting for hire, any Company Employee who (1) responds to a general solicitation or advertisement that is not specifically directed to Company Employees, (2) is referred to you or your future employer by a search firm, employment agency or similar organization, or (3) directly or indirectly contacts you or your future employer on their own initiative and without having been solicited.

14.Trade Secrets; Solicitation of Customers. By accepting a Restricted Unit Award subject to these Provisions, you agree to permanently maintain the confidentiality of the Company's “Trade Secrets.” Trade Secrets shall include any trade secrets as defined by law, and shall specifically include information regarding customers and agents or prospective customers and agents; marketing and sales techniques, materials and information; records, documents and data; business practices, policies, procedures and strategies; product and pricing information; compensation arrangements; financial information; attorney-client communications; and any other confidential or proprietary information relating to the Company that is not available to the public. (Information is not a Trade Secret, however, if it is available in the public domain, has been obtained from a source other than the Company, or has been lawfully obtained through means other than your employment relationship with the Company.) In addition, by accepting a Restricted Unit Award subject to these Provisions you agree that for one year beginning on the date your employment terminates (regardless of the reason), you will not — whether on your own behalf or on behalf of or in conjunction with any person or entity — use the Company's Trade Secrets to solicit any business of the type conducted by the Company as of your termination date from any person or entity that was either (1) a customer or agent of the Company as of that date or (2) a prospective customer or agent contacted, called upon, or serviced by the Company during the twelve months before your termination date, or induce, promote, facilitate, or otherwise contribute to the solicitation of such customers or agents or prospective customers or agents through the use of Trade Secrets.
15.Recovery of Damages by the Company. You agree that if you were to violate any of Sections 12, 13, and 14 the amount of damages suffered by the Company would be difficult to determine. Therefore, you agree that the Company will be entitled to recover liquidated damages from you equal to the amount of income that you realize under this Award (including all legally required withholdings) (or, if less, the portion thereof determined by the Committee) if the Committee reasonably determines in good faith that you violated any of Sections 12, 13, or 14. All determinations under this Section shall be made by the Committee, acting reasonably and in good faith, and its determinations shall be final, binding and conclusive on you, the Company, and any other person or entity affected thereby. This liquidated damages provision does not relinquish any equitable remedies and other claims for damages that the Company may have.
16.Acceptance of Award. No action is required if you wish to accept your Restricted Unit Award. If you wish to decline your Restricted Unit Award, you must provide the Company with notice of your decision on or before March 31, 2017, by writing or emailing such notice to Rachelle Peeler, Protective Life Corporation, P.O. Box 2606, Birmingham, Alabama 35202, or Rachelle.Peeler@Protective.com.
Questions regarding a Restricted Unit Award subject to these Provisions and requests for additional information about these Provisions or the Committee should be directed to Rachel Goodson, Protective Life Corporation, P.O. Box 2606, Birmingham, Alabama 35202 (telephone (205) 268-5724, e-mail Rachel.Goodson@Protective.com). These Provisions and your Award Letter contain the formal terms and conditions of your Award, and you should retain them for future reference.